UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Dickstein, Mark
   c/o Dickstein Partners Inc.
   660 Madison Avenue, 16th Floor
   New York, New York  10021

2. Date of Event Requiring Statement (Month/Day/Year)
   10/01/98

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Marvel Enterprises, Inc. -- MVL

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X)/2/ Director (X)/2/ 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X)/1/ Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value (the "Common  |   47,500             |   D/3/         |                                               |
     Stock")/3/                            |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |   2,267,616          |    I           |           /1/ /4/                             |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |   1,458,029          |   D/5/         |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |   195,620            |   D/6/         |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |   613,967            |   D/7/         |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |   1,653,649          |   I/8/         |           /1/ /8/                             |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |   2,267,616          |   I/9/         |          /1/ /9/                              |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount of Underlying |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  Securities                     |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Underlying Derivative Security |exercise  |Form of      |                           |
                        |  Date(Month/      |---------------------------------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                |      Amount    |deri-     |ative        |                           |
                        | Date    | Expira- |                |        or      |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title  |     Number of  |Security  |Direct(D) or |                           |
                        | cisable | Date    |                |      Shares    |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
8% Cumulative Converti- |Immediate|   N/A   | Common Stock   | 3,468,062      |  /14/    |   I         |    /1/ /4/                |
 ble Exchangeable Pre-  |         |         |                |                |          |             |                           |
 ferred Stock, $.01 par |         |         |                |                |          |             |                           |
 value ("the Preferred  |         |         |                |                |          |             |                           |
 Stock")/3/             |         |         |                |                |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 2,419,609      |          |   D/5/      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 232,577        |          |   D/6/      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 805,876        |          |   D/7/      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 2,652,186      |          |   I/8/      |      /1/ /8/              |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 3,458,062      |          |   I/9/      |     /1/ /9/               |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 10,000         |          |   D/10/     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 140,000        |          |   D/11/     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 60,000         |          |   I/12/     |    /1/ /12/               |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                | 50,000         |          |   D/13/     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

See Attached Pages

SIGNATURE OF REPORTING PERSON
/s/ Mark Dickstein
------------------
NAME:  Mark Dickstein
DATE:  October 1, 1998

                             Joint Filer Information

Name:                        Dickstein & Co., L.P.

Address:                     660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.  (MVL)




Signature:

DICKSTEIN & CO., L.P.

By:     Alan S. Cooper, as Vice President of
        Dickstein Partners Inc., the general partner of
        Dickstein Partners, L.P., the general partner of
        Dickstein & Co., L.P.


By:     /s/ Alan S. Cooper
        ----------------------
        Name:  Alan S. Cooper

                             Joint Filer Information

Name:                        Dickstein Focus Fund L.P.

Address:                     660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.  (MVL)




Signature:

DICKSTEIN FOCUS FUND L.P.

By:     Alan S. Cooper, as Vice President of
        Dickstein Partners Inc., the general partner of
        Dickstein Partners, L.P., the general partner of
        Dickstein Focus Fund L.P.


By:     /s/ Alan S. Cooper
        ----------------------
        Name:  Alan S. Cooper

                             Joint Filer Information

Name:                        Dickstein International Limited

Address:                     129 Front Street
                             Hamilton HM 12, Bermuda

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)


Signature:

DICKSTEIN INTERNATIONAL LIMITED

By:     Alan S. Cooper, as Vice President of
        Dickstein Partners Inc., the agent of
        Dickstein International Limited


By:     /s/ Alan S. Cooper
        --------------------
        Name: Alan S. Cooper

                             Joint Filer Information

Name:                        Dickstein Partners, L.P.

Address:                     660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)


Signature:

DICKSTEIN PARTNERS, L.P.

By:     Alan S. Cooper, as Vice President of
        Dickstein Partners Inc., the general partner of
        Dickstein Partners, L.P.


By:     /s/ Alan S. Cooper
        --------------------
        Name: Alan S. Cooper

                             Joint Filer Information

Name:                        Dickstein Partners Inc.

Address:                     660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)



Signature:

DICKSTEIN PARTNERS INC.


By:     Alan S. Cooper, as Vice President


By:     /s/ Alan S. Cooper
        --------------------
        Name: Alan S. Cooper

                             Joint Filer Information

Name:                        Mark Dickstein

Address:                     c/o Dickstein Partners Inc.
                             660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)


Signature:

MARK DICKSTEIN


By:     /s/ Mark Dickstein
        ---------------------
        Name:  Mark Dickstein

                             Joint Filer Information

Name:                        Elyssa Dickstein

Address:                     c/o Dickstein Partners Inc.
                             660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)


Signature:

ELYSSA DICKSTEIN


By:     /s/ Elyssa Dickstein
        -----------------------
        Name:  Elyssa Dickstein

                             Joint Filer Information

Name:                        Elyssa Dickstein, Jeffrey Schwarz and
                             Alan Cooper, as Trustees
                             U/T/A/D 12/27/88,
                             Mark Dickstein, as Grantor

Address:                     c/o Dickstein Partners Inc.
                             660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)



Signature:

DICKSTEIN TRUST


Elyssa Dickstein, Jeffrey Schwarz and
Alan S. Cooper, as Trustees
U/T/A/D 12/27/88,
Mark Dickstein, as Grantor


By:  Alan S. Cooper, as trustee


By:     /s/ Alan S. Cooper
        ---------------------
        Name:  Alan S. Cooper

                             Joint Filer Information

Name:                        Mark and Elyssa Dickstein Foundation

Address:                     c/o Dickstein Partners Inc.
                             660 Madison Avenue, 16th Floor
                             New York, New York 10021

Designated Filer:            Mark Dickstein

Date of Event
Requiring Statement:         10/1/98

Issuer & Ticker Symbol:      Marvel Enterprises, Inc.    (MVL)


Signature:

DICKSTEIN FOUNDATION


Mark Dickstein and Elyssa
Dickstein, as Trustees


By:     Mark Dickstein, as Trustee


By:     /s/ Mark Dickstein
        ---------------------
        Name:  Mark Dickstein

Name and address of Designated Filer:       Mark Dickstein
                                            c/o Dickstein Partners Inc.
                                            660 Madison Avenue, 16th Floor
                                            New York, New York 10021

Date of Event Requiring Statement:          10/1/98

Issuer Name and Trading Ticket or Symbol:   Marvel Enterprises, Inc.  (MVL)


                            Explanation of Responses:


/1/ Mark Dickstein ("Mr. Dickstein") is the president and sole shareholder of Dickstein Partners Inc. ("DPI") and a trustee of the Mark and Elyssa Dickstein Foundation (the "Foundation"). DPI is the general partner of Dickstein Partners, L.P. ("DPLP"), and the agent of Dickstein International Limited ("DIL"). DPLP is the general partner of Dickstein & Co., L.P. ("DCO") and Dickstein Focus Fund L.P. ("DFF"). Elyssa Dickstein ("Mrs. Dickstein") is the wife of Mr. Dickstein and is also a trustee of the Foundation and the Dickstein Trust, Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper, as trustees U/T/A/D 12/27/88, Mark Dickstein, as Grantor (the "Trust", and together with DCO, DFF, DIL, DPLP, DPI, Mr. Dickstein, the Foundation and Mrs. Dickstein, the "Group Filers"). Pursuant to instruction 5(b)(v) to Form 3, Mr. Dickstein has been designated to file this Form 3 on behalf of the Group Filers (the "Designated Filer").

/2/ Mr. Dickstein is a member of the Board of Directors of the Issuer. Also, the Group Filers may be deemed to be members of a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, that holds in excess of 10% of the outstanding of the outstanding shares of Common Stock. Reference is made to the statement on Schedule 13D of the Group Filers dated October 13, 1998 in respect of the Common Stock as it may be from time to time amended. By filing this statement, each of the Group Filers, except for Mr. Dickstein, does not concede that it is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

/3/     Shares held directly by Mr. Dickstein.

/4/ Shares held indirectly by Mr. Dickstein which is comprised of shares held by the Group Filers other than Mark Dickstein. Pursuant to instruction 5(b)(iv) to Form 3, the entire aggregate amount of the interests of DCO, DFF, DIL and the Foundation is being reported. Mr. Dickstein disclaims beneficial ownership of such securities, except to the extent of his actual pecuniary interest in such securities. See Note
        (1) above and Notes (6)-(11) below.

/5/     Shares held directly by DCO. See Note (1) above.

/6/     Shares held directly by DFF. See Note (1) above.

/7/     Shares held directly by DIL. See Note (1) above.

/8/ Shares held indirectly by DPLP, which is comprised of shares held by DCO and DFF. As of the date hereof, DCO beneficially owns 1,458,029 shares of Common Stock and 2,419,609 shares of Preferred Stock and DFF beneficially owns 195,620 shares of Common Stock and 232,577 shares of Preferred Stock. Pursuant to instruction 5(b)(iv) to Form 3, the entire aggregate amount of the interests of DCO and DFF is being reported. See Note (1) above.

/9/ Shares held indirectly by DPI, which is comprised of shares held by DCO, DFF and DIL. As of the date hereof, DCO beneficially owns 1,458,029 shares of Common Stock and 2,419,609 shares of Preferred Stock, DFF beneficially owns 195,620 shares of Common Stock and 232,577 shares of Preferred Stock and DIL beneficially owns 613,967 shares of Common Stock and 805,876 shares of Preferred Stock. Pursuant to instruction 5(b)(iv) to Form 3, the entire aggregate amount of the interests of DCO, DFF and DIL is being reported. See Note (1) above.

/10/    Shares held directly by the Foundation. See Note (1) above.

/11/    Shares held directly by Mrs. Dickstein.  See Note (1) above.

Name and address of Designated Filer:       Mark Dickstein
                                            C/o Dickstein Partners Inc.
                                            660 Madison Avenue, 16th Floor
                                            New York, New York 10021

Date of Event Requiring Statement:          10/1/98

Issuer Name and Trading Ticket or Symbol:   Marvel Enterprises, Inc.  (MVL)

                       Explanation of Responses (cont'd):

/12/ Shares held indirectly by Mrs. Dickstein which is comprised of shares held by the Foundation and the Trust. As of the date hereof, the Foundation beneficially owns 10,000 shares of Preferred Stock and the Trust beneficially owns 50,000 shares of Preferred Stock. Pursuant to instruction 5(b)(iv) to Form 3, the entire aggregate amount of the interests of the Foundation and the Trust is being reported. See Notes
        (1) and (10) above and Note (13) below.

/13/    Shares held directly by the Trust. See Note (1) above.

/14/ Each share of the Preferred Stock is convertible into 1.039 shares of Common stock, subject to adjustment as described in the Restated Certificate of Incorporation of the Issuer.